Exhibit 99.44

THIRD AMENDMENT TO AMENDED AND

RESTATED INVESTOR RIGHTS AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT, dated as of December 23, 2005 (this “Amendment”), is made by and among OVERHILL FARMS, INC., a Nevada corporation (the “Company”), JAMES RUDIS, an individual (“Rudis” or the “Principal Shareholder”), and LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership (“LLCP”).

RECITALS

A. The Company, Rudis and LLCP are currently parties to that certain Amended and Restated Investor Rights Agreement dated as of October 29, 2002, as amended by an Amendment to Amended and Restated Investor Rights Agreement dated as of April 16, 2003, and a Second Amendment to Amended and Restated Investor Rights Agreement dated as of October 31, 2003 (as so amended, the “Investor Rights Agreement”).

B. Concurrently herewith, LLCP is selling all of its equity interests in the Company pursuant to the terms and conditions of a Stock Purchase Agreement dated as of the date first set forth above among LLCP, the Company and the “Purchasers” identified therein. In connection with the consummation of the transactions contemplated by the Stock Purchase Agreement, the parties hereto wish to amend the Investor Rights Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to Section 1 (Investment Monitoring Rights).

1.1 Each of Section 1.1 (Election of LLCP Representatives to Board) and Section 1.2 (Agreement to Vote) of the Investor Rights Agreement is hereby deleted in its entirety.

1.2 Section 1.3 (Observation Rights) of the Investor Rights Agreement is hereby amended to delete the parenthetical phrase “(which in any event shall not be less than forty-eight (48) hours prior to such meeting unless otherwise agreed to by LLCP in advance and in writing).”

1.3 Section 1.7 (Survival of Rights) of the Investor Rights Agreement is hereby amended to read in its entirety as follows:

“1.7 Survival of Rights. The rights granted to LLCP under Section 1.3 shall continue for so long as LLCP owns or holds, directly or indirectly, any Notes and the aggregate outstanding principal balance of such Notes is at least $2,500,000. The rights granted to LLCP under Section 1.4 shall continue until the aggregate outstanding principal balance of the Notes has been paid in full. Notwithstanding anything to the contrary contained herein or otherwise, the rights granted to LLCP under Sections 1.3 and 1.4 shall survive to the extent LLCP holds any Note and informs the Company in writing that it believes in good faith that it is required to retain such rights to qualify as a ‘venture capital operating company’ for purposes of complying with ERISA.”

2. Deletions of Sections 3 through 6. Each of Section 3 (Co-Sale Agreement), Section 4 (Right of First Refusal), Section 5 (Certain Issuances of Option Rights; Company Stock Plans) and Section 6 (Certain Anti-Dilution Protection) of the Investor Rights Agreement is hereby deleted in its entirety.

3. Deletions of Sections 7.1 and 7.2. Each of Section 7.1 (Legends) and Section 7.2 (Stock Transfer Records) of the Investor Rights Agreement is hereby deleted in its entirety.

4. Amendment to Section 7.3. Section 7.3 (Assignments) of the Investor Rights Agreement is hereby amended to read in its entirety as follows:

“The rights and obligations of LLCP under this Agreement may not be assigned or delegated, as the case may be, without the prior written consent of the Company. The rights and obligations of the Company under this Agreement may not be assigned or delegated without LLCP’s prior written consent, which consent may not be unreasonably withheld.”

5. Amendment to Section 7.5. Section 7.5 (Notices) of the Investor Rights Agreement is hereby amended to reflect that the contact information for the counsel’s copy of notices to the Company is Rutan & Tucker, LLP, 611 Anton Boulevard, Suite 1400, Costa Mesa, California 92626, Attention: Gregg Amber, Esq., Telephone: (714) 641-5100, Telecopier: (714) 546-9035.

6. Deletion of Sections 7.16 and 7.17. Section 7.16 (Liabilities of Certain Parties) and Section 7.17 (Rudis Resignation from TreeCon) are hereby deleted in their entirety.

7. Removal of Principal Shareholder as a Party. Effective immediately following the effectiveness of this Amendment, the Principal Shareholder shall not be party to the Investor Rights Agreement and shall be released from any obligations accruing or arising under the Investor Rights Agreement after the effectiveness of this Amendment. The parties hereby consent to releasing the Principal Shareholder from the Investor Rights Agreement and his obligations accruing or arising thereunder from and after the effectiveness of this Amendment.

8. Confirmation; Full Force and Effect. The amendments set forth above shall amend the Investor Rights Agreement on and as of the date hereof, and the Investor Rights Agreement shall thereafter remain in full force and effect, as amended hereby, in accordance with its terms.

9. Amendment of February 24, 2005 Letter Agreement. At the request of the Company, paragraph 1 of the letter agreement dated February 24, 2005 between LLCP and the Company hereby is deleted in its entirety. The amendment contained in this Section 9 shall amend the February 24, 2005 letter agreement on and as of the date hereof, and the February 24, 2005 letter agreement shall thereafter remain in full force and effect, as amended hereby and as previously amended by a letter agreement amendment dated May 12, 2005.

10. Miscellaneous.

10.1 Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to principles regarding choice of law or conflicts of laws, except to the extent that the Nevada Revised Statutes exclusively governs any provision in this Amendment, in which case such provision shall be governed by, and construed and enforced in accordance with, the Nevada Revised Statutes.

10.2 Entire Agreement. The Investor Rights Agreement, as amended hereby, constitutes the entire understanding agreement among the parties with respect to the subject matter hereof and supersedes any prior written or oral agreements or understandings of the parties with respect to such matter.

10.3 Counterparts. This Amendment may be executed in one or more counterparts and by facsimile transmission, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

10.4 Successors and Assigns. The Investor Rights Agreement, as amended hereby, shall inure to the benefit of, and binding upon, the parties hereto and their respective successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

COMPANY

OVERHILL FARMS, INC., a Nevada corporation

By:
John Steinbrun
Senior Vice President and Chief Financial
Officer

RUDIS OR PRINCIPAL SHAREHOLDER

James Rudis

LLCP

LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership

By:	LLCP California Equity Partners II, L.P.,
a California limited partnership, its General Partner

	By:	Levine Leichtman Capital Partners,
Inc., its General Partner

By:
Steven E. Hartman
Vice President